EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Range Resources Corporation:

We consent to the incorporation by reference in the Registration Statements on Form S-3/A (No. 333-76837), on Forms S-4/A, (No. 333-78231 and 333-108516) and on Forms S-8 (No. 333-90760, 333-63764, 333-40380, 333-30534, 333-88657, 333-69905, 333-62439, 333-44821, 333-10719 and 333-105895) of Range Resources Corporation and in the related Prospectuses of our report dated February 26, 2004 with respect to the consolidated financial statements of Range Resources Corporation and subsidiaries included in this Annual Report on Form 10-K/A of Range Resources Corporation for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Fort Worth, Texas
April 6, 2004

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